SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the Securities

Exchange Act of 1934

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LIBERTY MEDIA CORPORATION

(Name of Registrant as Specified In Its Charter)

N/ A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIBERTY MEDIA CORPORATION

12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400

April 25, 2003

Dear Shareholder:

      The 2003 Annual Meeting of Shareholders of Liberty Media Corporation will be held at 9 a.m. on June 18, 2003 at The Inverness Hotel, 200 Inverness Drive West, Englewood, Colorado 80112, Tel. No. (303) 799-5800. At the annual meeting you will be asked to consider and vote on the following proposals:

•	the “election of directors proposal,” a proposal to elect the following persons to serve as Class II members of our board of directors, Gary S. Howard and Donne F. Fisher, until the 2006 annual meeting of shareholders;

•	the “accountants ratification proposal,” a proposal to ratify the selection of KPMG LLP as our independent public accountants for the fiscal year ended December 31, 2003; and

•	any proposals to transact other business as may properly come before the annual meeting.

      This document describes the annual meeting, the enumerated proposals and related matters. Whether or not you plan to attend the annual meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy and return it as promptly as possible in the accompanying postage paid return envelope. (Alternatively, you may submit your proxy over the Internet or telephonically.) This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting. It will not, however, prevent you from later revoking your proxy or changing your vote at the meeting, in each case as more fully described in the attached proxy statement.

      Thank you for your cooperation and continued support and interest in our company.

Very truly yours,

ROBERT R. BENNETT
President and Chief Executive Officer

LIBERTY MEDIA CORPORATION

12300 Liberty Boulevard
Englewood, Colorado 80112
Tel. No. (720) 875-5400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be Held on June 18, 2003

       NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Liberty Media Corporation, a Delaware corporation, will be held at 9:00 a.m., local time, on June 18, 2003, at The Inverness Hotel, 200 Inverness Drive West, Englewood, Colorado 80112, Tel. No. (303) 799-5800, for the following purposes:

1. To vote in the election of the following two persons nominated to serve as Class II members of our board of directors, Gary S. Howard and Donne F. Fisher, until the 2006 annual meeting of shareholders (the “election of directors proposal”);

2. To consider and vote upon a proposal to ratify the selection of KPMG LLP as our independent public accountants for the fiscal year ended December 31, 2003 (the “accountants ratification proposal”); and

3. To transact any other business as may properly come before the annual meeting.

      Holders of record of Liberty Media Corporation Series A common stock, par value $.01 per share, and Liberty Media Corporation Series B common stock, par value $.01 per share, outstanding at the close of business on April 21, 2003, the record date for the annual meeting, will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment thereof. Holders of record of Liberty Media Corporation Series A common stock and Liberty Media Corporation Series B common stock at the close of business on the record date will vote together as a single class on each proposal.

      We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read it in its entirety before voting.

      The board of directors has carefully considered and approved each of the proposals described above and recommends that you vote “FOR” each of them.

      YOUR VOTE IS IMPORTANT. We urge you to vote as soon as possible by telephone, Internet or mail.

By Order of the Board of Directors,

CHARLES Y. TANABE
Senior Vice President, General
Counsel and Secretary

Englewood, Colorado

April 25, 2003

Please execute and return the enclosed proxy promptly,

whether or not you intend to be present at the annual meeting.

i

VOTING; PROXIES
Voting
Proxies
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
Security Ownership of Management
Change of Control
PROPOSALS OF OUR BOARD
PROPOSAL 1 -- THE ELECTION OF DIRECTORS PROPOSAL
Board of Directors
Nominees for Election as Directors
Directors Whose Term Expires in 2004
Directors Whose Term Expires in 2005
Vote and Recommendation
PROPOSAL 2 -- THE ACCOUNTANTS RATIFICATION PROPOSAL
Audit Fees and All Other Fees
Vote and Recommendation
CONCERNING MANAGEMENT
Executive Officers
Section 16(a) Beneficial Ownership Reporting Compliance
Committees of the Board of Directors
Board Meetings
Executive Compensation
Report on Repricing of Options/SARs
Compensation of Directors
Employment Contracts, Termination of Employment and Change in Control Arrangements
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
Report of the Compensation Committee on Executive Compensation
Stock Performance Graphs
SHAREHOLDER PROPOSALS
ADDITIONAL INFORMATION

ii

LIBERTY MEDIA CORPORATION
a Delaware corporation

12300 Liberty Boulevard

Englewood, Colorado 80112
(720) 875-5400

PROXY STATEMENT

For Annual Meeting of Shareholders

      We are furnishing this proxy statement in connection with the board of directors’ solicitation of proxies for use at our annual meeting of shareholders to be held at 9:00 a.m., local time, on June 18, 2003, at The Inverness Hotel, 200 Inverness Drive West, Englewood, Colorado 80112, Tel. No. (303) 799-5800, or at any adjournment or postponement of the annual meeting. At the annual meeting, we will ask you to consider and approve the proposals described in the Notice of Annual Meeting of Shareholders. The proposals are described in more detail in this proxy statement. We are soliciting proxies from holders of our Series A common stock, par value $.01 per share, and our Series B common stock, par value $.01 per share.

      The date of this proxy statement is April 25, 2003. We are first sending this proxy statement to shareholders on or about that date.

VOTING; PROXIES

Voting

Who May Vote

      Holders of our Series A common stock and Series B common stock, as recorded in our stock register on April 21, 2003, may vote at the annual meeting.

      As of March 31, 2003, an aggregate of 2,473,254,367 shares of our Series A common stock and 211,829,828 shares of our Series B common stock are expected to be entitled to vote at the annual meeting. No other shares of our capital stock are currently outstanding.

Votes You Have

      At the annual meeting, holders of our Series A common stock will have one vote per share for each share of Series A common stock that our records show they owned at the close of business on April 21, 2003, and holders of our Series B common stock will have ten votes per share for each share of Series B common stock that our records show they owned at the close of business on April 21, 2003.

How to Vote

      You may vote in person at the annual meeting. You may also give a proxy by telephone, over the Internet or in writing. We recommend you vote by proxy even if you plan to attend the annual meeting. You may change your vote at the annual meeting.

Quorum

      In order to carry on the business of the annual meeting, we must have a quorum present, in person or by proxy. This means that at least a majority of the voting power represented by the outstanding shares of our common stock must be represented at the annual meeting, either in person or by proxy. For purposes of determining a quorum, we will include your shares as represented at the meeting even if you abstain from voting. In addition, if a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on any proposal, or if those shares are voted in other circumstances in which proxy authority is defective or has been withheld with respect to any proposal, these shares (which we refer to as broker non-votes) will be treated as present for purposes of determining the presence of a quorum. See “— Votes Needed” below for more information regarding broker non-votes.

Votes Needed

      The affirmative vote of a majority of the voting power of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, voting together as a single class, is required to approve the accountants ratification proposal. The affirmative vote of a plurality of the votes of the outstanding shares of our common stock present and voting at the annual meeting, in person or by proxy, is required to elect the two nominees. This means that the two nominees will be elected if they receive more affirmative votes than any other person.

      If you abstain from voting, it will have the same effect as a vote “AGAINST” the accountants ratification proposal, but it will have no effect on the election of directors proposal.

      Broker non-votes will have the same effect as a vote “AGAINST” the accountants ratification proposal, but they will have no effect on the election of directors proposal.

Proxies

How Proxies Work

      A form of proxy for use at the annual meeting has been included with each copy of this proxy statement mailed to our shareholders. Unless subsequently revoked, shares of our common stock represented by a proxy submitted as described below and received at or before the annual meeting will be voted in accordance with the instructions of the proxy.

      YOUR VOTE IS IMPORTANT. We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote at the meeting. To submit a written proxy by mail, you should complete, sign, date and mail the proxy card in accordance with the instructions on the card. If a proxy card is signed and returned without indicating any voting instructions, the shares of our common stock represented by the proxy will be voted “FOR” the approval of each of the proposals. You may also submit a proxy over the Internet or by telephone by following the instructions set forth on the proxy card.

Solicitation

      In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instruction.

Revoking a Proxy

      You may revoke your proxy before it is voted by delivering a new proxy with a later date to our Corporate Secretary before the vote with respect to the relevant proposal, by voting in person at the meeting or by delivering to our Corporate Secretary a revocation of proxy before the vote with respect to the relevant proposal. Unless you decide to vote your shares in person at the meeting, you must revoke your prior proxy by telephone, Internet, mail or in person prior to the vote. Your attendance at the meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those voting instructions.

Other Matters to Be Voted on at the Annual Meeting

      The board of directors is not currently aware of any business to be acted on at the annual meeting other than that which we have described in this proxy statement. If, however, other matters are properly brought before the annual meeting, the persons you choose as proxies will have discretion to vote or to act on these matters according to their best judgment, unless you indicate otherwise on your proxy.

      One of the other matters that could come before the annual meeting is a proposal to adjourn or postpone the meeting. Sometimes this proposal is made for the purpose of soliciting additional proxies. The persons you choose as proxies will have discretion to vote on any adjournment or postponement of the annual meeting, other than an adjournment or postponement for the purpose of seeking additional proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

      The following table sets forth information, to the extent known by us or ascertainable from public filings, concerning shares of our common stock beneficially owned by each person or entity (excluding any of our directors, any nominee for directorship and any of our executive officers) known by us to own more than five percent of the outstanding shares of our common stock.

      The percentage ownership information is based upon 2,473,254,367 shares of our Series A common stock and 211,829,828 shares of our Series B common stock outstanding as of March 31, 2003. Unless otherwise indicated in the footnotes below, each person or entity has sole voting power and investment power with respect to the shares of common stock set forth opposite such person’s or entity’s name. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after March 31, 2003, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of our Series B common stock, though convertible on a one-for-one basis into shares of our Series A common stock, is reported as beneficial ownership of our Series B common stock only, and not as beneficial ownership of our Series A common stock.

		Number of
Name and Address of	Series of	Shares	Percent of
Beneficial Owner	Stock	(in thousands)	Class

Gary Magness(1)(5)	Series A	39,109	1.6%
c/o Baker & Hostetler LLP	Series B	94,410	44.5%
Suite 1100
303 East 17th Avenue Denver, CO 80203
Estate of Bob Magness(2)(5)	Series A	27,186	1.1%
c/o Baker & Hostetler LLP	Series B	70,850	33.4%
Suite 1100
303 East 17th Avenue Denver, CO 80203
Kim Magness(3)(5)	Series A	36,242	1.5%
c/o Baker & Hostetler LLP	Series B	88,702	41.8%
Suite 1100
303 East 17th Avenue Denver, CO 80203
Magness Securities, LLC(4)(5)	Series A	7,434	*
c/o Baker & Hostetler LLP	Series B	16,224	7.7%
Suite 1100
303 East 17th Avenue Denver, CO 80203
Janus Capital Management LLC (6)	Series A	144,001	6.0%
100 Fillmore Street	Series B	—	—
Denver, CO 80206

(1)	Gary Magness reports beneficial ownership of 39,109,455 shares of our Series A common stock with sole voting power and sole dispositive power with respect to 3,431,812 shares, shared voting power with respect to 27,185,975 shares and shared dispositive power with respect to 35,677,643 shares. Mr. Magness also reports beneficial ownership of 94,410,004 shares of our Series B common stock with sole dispositive power with respect to 7,335,824 shares and shared dispositive power with respect to 87,074,180 shares. As a result of the shareholders agreement described in footnote (5) below, Mr. Magness may be deemed to share voting power with respect to all of such shares of Series B common stock with John C. Malone. Further, Mr. Magness may be deemed to share voting power with respect to 70,850,108 of such shares of Series B common stock with Kim Magness as described below. See footnote (3) below regarding the recent death of Kim Magness.

Gary Magness reports being the sole member of GMag, LLC with sole dispositive and voting power over 2,685,444 shares of our Series A common stock and 5,408,024 shares of our Series B common stock held by GMag, LLC. Accordingly, the shares of our common stock shown as beneficially owned by Gary Magness include the shares owned by GMag, LLC.

Gary Magness reports holding approximately a 33% membership interest in Magness Securities, LLC and sharing with Kim Magness certain dispositive power (but no voting power) over shares of our common stock held by Magness Securities, LLC. Accordingly, the shares of our common stock shown as beneficially owned by Gary Magness include shares also shown in this table as beneficially owned by Magness Securities, LLC and by Kim Magness.

Gary Magness reports being a co-personal representative with Kim Magness of the Estate of Bob Magness and sharing with Kim Magness both voting and dispositive power over the shares held by the Estate of Bob Magness. Accordingly, the shares of our common stock shown as beneficially owned by Gary Magness include shares also shown in this table as beneficially owned by the Estate of Bob Magness and by Kim Magness.

Gary Magness reports holding a 50% membership interest in Magness FT Investment Company, LLC, and sharing with Kim Magness certain dispositive power (but no voting power) over the 1,057,912 shares of our Series A common stock held by Magness FT Investment Company, LLC. Accordingly, the shares of our common stock shown as beneficially owned by Gary Magness include shares also shown in this table as beneficially owned by Kim Magness.

(2)	The Estate of Bob Magness reports beneficial ownership of 27,185,975 shares of our Series A common stock and 70,850,108 shares of our Series B common stock with sole voting power and sole dispositive power with respect to all such shares of our Series A common stock and sole dispositive power with respect to all such shares of our Series B common stock. As a result of the shareholders agreement described in footnote (5) below, the Estate of Bob Magness may be deemed to share voting power with respect to all such shares of our Series B common stock with John C. Malone.

The Estate of Bob Magness reports Kim Magness and Gary Magness as co-personal representatives of the Estate of Bob Magness and that Kim Magness and Gary Magness share both voting and dispositive power over the shares held by the Estate of Bob Magness. Accordingly, the shares of our common stock shown as beneficially owned by the Estate of Bob Magness are also included in the shares shown in this table as beneficially owned by Gary Magness and by Kim Magness.

(3)	Kim Magness died on March 29, 2003. We are not aware of the commencement of any probate proceedings at the date of this proxy statement with respect to the Estate of Kim Magness. As a result, we continue to include in this table the beneficial ownership information previously reported by Mr. Magness. Mr. Magness reported beneficial ownership of 36,242,144 shares of our Series A common stock with sole voting power with respect to 8,943,669 shares, shared voting power with respect to 27,185,975, sole dispositive power with respect to 452,001 shares and shared dispositive power with respect to 35,677,643 shares. Mr. Magness reported the right to acquire 112,500 shares of our Series A common stock upon exercise of stock options, all of which are currently vested. Mr. Magness also reported beneficial ownership of 88,701,866 shares of our Series B common stock with sole voting power with respect to 17,851,758 shares, shared voting power with respect to 70,850,108 shares, sole dispositive power with respect to 1,627,686 and shared dispositive power with respect to 87,074,180 shares. As a result of the shareholders agreement described in footnote (5) below, Mr. Magness may be deemed to share voting power with respect to all of such shares of Series B common stock with John C. Malone. Further, Mr. Magness may be deemed to share voting power with respect to 70,850,108 of such shares of Series B common stock with Gary Magness as described below.

Kim Magness reported holding approximately a 67% membership interest in Magness Securities, LLC, and having sole voting power over and sharing, with Gary Magness, certain dispositive power over shares of our common stock held by Magness Securities, LLC. Accordingly, the shares of our common stock shown as beneficially owned by Kim Magness include shares also shown in this table as beneficially owned by Magness Securities, LLC and by Gary Magness.

Kim Magness reported being a co-personal representative with Gary Magness of the Estate of Bob Magness and sharing with Gary Magness both voting and dispositive power over the shares held by the Estate of Bob Magness. Accordingly, the shares of our common stock shown as beneficially owned by Kim Magness include shares also shown in this table as beneficially owned by the Estate of Bob Magness and by Gary Magness.

Kim Magness reported holding a 50% membership interest in Magness FT Investment Company, LLC, and having sole voting power over and sharing, with Gary Magness, certain dispositive power over the 1,057,912 shares of our Series A common stock held by Magness FT Investment Company, LLC. Accordingly, the shares of our common stock shown as beneficially owned by Kim Magness include shares also shown in this table as beneficially owned by Gary Magness.

(4)	Magness Securities, LLC reports beneficial ownership of 7,433,756 shares of our Series A common stock and 16,224,072 shares of our Series B common stock with sole voting power and sole dispositive power with respect to all such shares of our Series A common stock and sole dispositive power with respect to all such shares of our Series B common stock. As a result of the shareholders agreement described in footnote (5) below, Magness Securities, LLC may be deemed to share voting power with respect to all such shares of our Series B common stock with John C. Malone.

Magness Securities, LLC reports that Kim Magness holds approximately a 67% membership interest in Magness Securities, LLC, and Gary Magness holds approximately a 33% membership interest in Magness Securities, LLC, and that Kim Magness and Gary Magness share dispositive power over the shares held by Magness Securities, LLC. Accordingly, the shares of our common stock shown as beneficially owned by Magness Securities, LLC are also included in the shares shown in this table as beneficially owned by Gary Magness and by Kim Magness.

(5)	We are party to a call agreement with the Estate of Bob Magness, Magness Securities, LLC (individually and as successor in interest to the Estate of Betsy Magness), Gary Magness (individually, in certain representative capacities and through GMag, LLC, of which he is the sole member) and Kim Magness (individually and in certain representative capacities) (collectively, the Magness Group) pursuant to which we have the right to acquire shares of our Series B common stock owned by the Magness Group. John C. Malone, our Chairman of the Board, is party to a shareholders agreement pursuant to which Dr. Malone has an irrevocable proxy, under certain circumstances, to vote shares of our Series B common stock or any super voting class of equity securities issued by us and owned by the Magness Group. For more information regarding these agreements, see footnote (5) to the beneficial ownership table included under “— Security Ownership of Management” below.

(6)	Janus Capital Management LLC reports an indirect 100% ownership stake in Bay Isle Financial LLC and an indirect 50.1% ownership stake in Enhanced Investment Technologies LLC (INTECH). Janus Capital, Bay Isle and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (the Managed Portfolios).

As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital reports that it may be deemed to have beneficial ownership of 143,999,614 shares of our Series A common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

As a result of its role as an investment adviser or sub-adviser to the Managed Portfolios, INTECH reports that it may be deemed to have beneficial ownership of 1,500 shares of our Series A common stock held by such Managed Portfolios. However, INTECH does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

Security Ownership of Management

      The following table sets forth information with respect to the ownership by each director and each of our named executive officers and by all of our directors and executive officers as a group of shares of our Series A common stock and Series B common stock. The table also sets forth information with respect to the ownership by each director and each of our named executive officers and by all of our directors and executive officers as a group of shares of (1) Series A common stock of Ascent Media Group, Inc., (2) Series A common stock and Series B common stock of Liberty Satellite & Technology, Inc., (3) common stock of On Command Corporation and (4) Class A ordinary shares of OpenTV Corp. Each of the corporations named in the immediately preceding sentence is a publicly traded, majority-owned subsidiary of ours.

      The security ownership information is given as of March 31, 2003 and, in the case of percentage ownership information, is based on (1) 2,473,254,367  shares of our Series A common stock and 211,829,828 shares of our Series B common stock; (2) 4,884,565 shares of Ascent Media Series A common stock; (3) 14,304,794 shares of Liberty Satellite Series A common stock and 34,765,055 shares of Liberty Satellite Series B common stock; (4) 30,858,340 shares of On Command common stock; and (5) 41,605,203 shares of OpenTV Class A Ordinary shares, in each case outstanding on that date.

      Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after March 31, 2003, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of our Series B common stock, though convertible on a one-for-one basis into shares of our Series A common stock, is reported as beneficial ownership of shares of Series B common stock only, and not as beneficial ownership of shares of Series A common stock. Similarly, beneficial ownership of shares of Liberty Satellite Series B common stock, though convertible on a one-for-one basis into shares of Liberty Satellite Series A common stock, is reported as beneficial ownership of shares of Liberty Satellite Series B common stock only, and not as beneficial ownership of shares of Liberty Satellite Series A common stock. So far as is known to us, the persons indicated below have sole voting power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table.

		Amount and Nature of		Percent
		Beneficial Ownership		of	Voting
Name of Beneficial Owner	Title of Class	(in thousands)		Class	Power

John C. Malone	Liberty Series A	16,630	(1)(2)(3)	*	44.4%
	Liberty Series B	204,497	(1)(3)(4)(5)	94.1%
	Ascent Media Series A	0
	Liberty Satellite Series A	27	(6)	*	*
	Liberty Satellite Series B	12	(7)	*
	On Command	0
	OpenTV Class A	0
Robert R. Bennett	Liberty Series A	3,804	(8)(9)(10)(11)	*	1.8%
	Liberty Series B	7,923	(10)(11)	3.6%
	Ascent Media Series A	0
	Liberty Satellite Series A	1	(12)	*	*
	Liberty Satellite Series B	0
	On Command	0
	OpenTV Class A	0

		Amount and Nature of		Percent
		Beneficial Ownership		of	Voting
Name of Beneficial Owner	Title of Class	(in thousands)		Class	Power

Donne F. Fisher	Liberty Series A	429	(13)	*	*
	Liberty Series B	641		*
	Ascent Media Series A Liberty Satellite Series	0
	A Liberty Satellite Series	3	(14)	*	*
	B	0
	On Command	0
	OpenTV Class A	0
David J.A. Flowers	Liberty Series A	1,176	(15)(16)(17)	*	*
	Liberty Series B	0
	Ascent Media Series A Liberty Satellite Series	0
	A Liberty Satellite Series	0
	B	0
	On Command	0
	OpenTV Class A	0
Paul A. Gould	Liberty Series A	1,671		*	*
	Liberty Series B	600		*
	Ascent Media Series A Liberty Satellite Series	0
	A Liberty Satellite Series	0
	B	0
	On Command	26	(18)	*	*
	OpenTV Class A	0
Gary S. Howard	Liberty Series A	5,654	(19)(20)(21) (22)(23)	*	*
	Liberty Series B	0
	Ascent Media Series A Liberty Satellite Series	0
	A Liberty Satellite Series	58	(24)	*	*
	B	0
	On Command	1		*	*
	OpenTV Class A	0
Jerome H. Kern	Liberty Series A	321	(25)(26)	*	*
	Liberty Series B	0
	Ascent Media Series A Liberty Satellite Series	0
	A Liberty Satellite Series	11	(27)	*	*
	B	0
	On Command	1,350	(28)	4.4%	4.4%
	OpenTV Class A	0
Elizabeth M. Markowski	Liberty Series A	544	(29)(30)(31)	*	*
	Liberty Series B	0
	Ascent Media Series A Liberty Satellite Series	0
	A Liberty Satellite Series	0
	B	0
	On Command	25	(32)	*	*
	OpenTV Class A	0

		Amount and Nature of		Percent
		Beneficial Ownership		of	Voting
Name of Beneficial Owner	Title of Class	(in thousands)		Class	Power

David E. Rapley	Liberty Series A	1		*	*
	Liberty Series B	0
	Ascent Media Series A Liberty Satellite Series	0
	A Liberty Satellite Series	0
	B	0
	On Command	0
	OpenTV Class A	0
Larry E. Romrell	Liberty Series A	212		*	*
	Liberty Series B	3		*
	Ascent Media Series A Liberty Satellite Series	0
	A Liberty Satellite Series	73	(33)	*	*
	B	0
	On Command	0
	OpenTV Class A	0
Charles Y. Tanabe	Liberty Series A	1,229	(34)(35) (36)(37)	*	*
	Liberty Series B	0
	Ascent Media Series A Liberty Satellite Series	0
	A Liberty Satellite Series	0
	B	0
	On Command	0
	OpenTV Class A	0
All directors and executive officers as a group (13 persons)	Liberty Series A	31,810	(3)(11)(22)(23) (38)(39)(40)(41)	1.3%	45.8%
	Liberty Series B	213,665	(3)(4)(5) (38)(39)	94.9%
	Ascent Media Series A Liberty Satellite Series	0
	A Liberty Satellite Series	172	(38)(42)	1.2%	*
	B	12	(38)	*
	On Command	1,402	(18)(28)(32)	4.5%	4.5%
	OpenTV Class A	0

*	Less than one percent

(1)	Includes 1,501,818 shares of our Series A common stock and 3,409,436 shares of our Series B common stock held by Dr. Malone’s wife, Leslie Malone, as to which shares Dr. Malone has disclaimed beneficial ownership.

(2)	Includes 789,426 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(3)	Includes 3,600,000 shares of our Series A common stock and 65,904,087 shares of our Series B common stock held by Grantor Retained Annuity Trusts with respect to which Dr. Malone retains certain rights.

(4)	Includes beneficial ownership of 5,455,566 shares of our Series B common stock which may be acquired within 60 days after March 31, 2003, pursuant to stock options. Dr. Malone has the right to convert the options into options to purchase shares of our Series A common stock.

(5)	In February 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness, the late founder and former Chairman of the Board of our former parent company, Tele-Communications, Inc. (TCI), TCI entered into a call agreement with Dr. Malone and Dr. Malone’s wife, Leslie Malone, and a call agreement with the Magness Group. In connection with AT&T’s acquisition of TCI, TCI assigned to us its rights under these call agreements. As a result, we have the right, under certain circumstances, to acquire shares of our Series B common stock owned by the Malones and the Magness Group. We may not exercise our call right with respect to the Malones or the Magness Group, unless we also exercise our call right with respect to the other group. Each call agreement also prohibits any member of the Magness Group or the Malones from disposing of their shares of our Series B common stock, except for certain exempt transfers (such as transfers to related parties or to the other group or public sales of up to an aggregate of 5% of their shares of our Series B common stock after conversion to shares of our Series A common stock) and except for a transfer made in compliance with our call rights.

Also in February 1998, TCI, the Magness Group and the Malones entered into a shareholders’ agreement which provides for, among other things, certain participation rights by the Magness Group with respect to transactions by Dr. Malone, and certain “tag-along” rights in favor of the Magness Group and certain “drag-along” rights in favor of the Malones. In connection with AT&T’s acquisition of TCI, TCI assigned to us its rights under the shareholders agreement. The agreement provides that a representative of Dr. Malone and a representative of the Magness Group will consult with each other on all matters to be brought to a vote of our shareholders, but if a mutual agreement on how to vote cannot be reached, Dr. Malone will vote the shares of our Series B common stock owned by the Magness Group pursuant to an irrevocable proxy granted by the Magness Group. As a result, Dr. Malone’s beneficial ownership of our Series B common stock includes 96,037,690 shares held by the Magness Group.

(6)	Includes beneficial ownership of 15,000 shares of Liberty Satellite Series A common stock which may be acquired within 60 days after March 31, 2003, pursuant to stock options (10,000 of which were granted in tandem with SARs).

(7)	Includes 11,730 shares of Liberty Satellite Series B common stock held by Dr. Malone’s wife, Leslie Malone, as to which shares Dr. Malone has disclaimed beneficial ownership.

(8)	Includes 349,307 restricted shares of our Series A common stock, none of which was vested at March 31, 2003.

(9)	Includes 26,111 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(10)	Includes beneficial ownership of 25,640 shares of our Series A common stock and 7,922,930 shares of our Series B common stock which may be acquired within 60 days after March 31, 2003, pursuant to stock options. Mr. Bennett has the right to convert the options to purchase shares of our Series B common stock into options to purchase shares of our Series A common stock.

(11)	Includes 1,246,580 shares of our Series A common stock and 400 shares of our Series B common stock owned by Hilltop Investments, Inc. which is jointly owned by Mr. Bennett and his wife, Deborah Bennett.

(12)	Includes beneficial ownership of 500 shares of Liberty Satellite Series A common stock which may be acquired within 60 days after March 31, 2003, pursuant to stock options granted in tandem with SARs.

(13)	Includes beneficial ownership of 112,500 shares of our Series A common stock which may be acquired within 60 days after March 31, 2003, pursuant to stock options.

(14)	Includes beneficial ownership of 2,500 shares of Liberty Satellite Series A common stock which may be acquired within 60 days of March 31, 2003, pursuant to stock options (2,000 of which were issued in tandem with SARs).

(15)	Includes 14,554 restricted shares of our Series A common stock, none of which was vested at March 31, 2003.

(16)	Includes 10,679 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(17)	Includes 701,510 shares of our Series A common stock which may be acquired within 60 days after March 31, 2003, pursuant to stock options.

(18)	Includes beneficial ownership of 25,000 shares of On Command common stock which may be acquired within 60 days of March 31, 2003, pursuant to stock options.

(19)	Includes 291,089 restricted shares of our Series A common stock held by a Grantor Retained Annuity Trust, none of which was vested at March 31, 2003.

(20)	Includes beneficial ownership of 4,173,183 shares of our Series A common stock which may be acquired within 60 days of March 31, 2003, pursuant to stock options.

(21)	Includes 44,014 shares of our Series A common stock held by the Liberty 401(k) Savings Plan for the benefit of Mr. Howard.

(22)	Includes 314,376 shares of our Series A common stock owned by a Grantor Retained Annuity Trust.

(23)	Includes 12,284 shares of our Series A common stock owned by Mr. Howard’s wife, Leslie D. Howard, and 185,120 shares of our Series A common stock owned by Mrs. Howard, and held by a Grantor Retained Annuity Trust, as to which shares Mr. Howard has disclaimed beneficial ownership.

(24)	Includes beneficial ownership of 49,965 shares of Liberty Satellite Series A common stock which may be acquired within 60 days after March 31, 2003, pursuant to stock options (1,514 of which were granted in tandem with SARs).

(25)	Includes beneficial ownership of 58,000 shares of our Series A common stock which may be acquired within 60 days after March 31, 2003, pursuant to stock options.

(26)	Includes 83,616 shares of our Series A common stock held by Mr. Kern’s wife, Mary Rossick Kern, as to which shares Mr. Kern has disclaimed beneficial ownership.

(27)	Includes beneficial ownership of 10,000 shares of Liberty Satellite Series A common stock which may be acquired within 60 days after March 31, 2003, pursuant to stock options granted in tandem with SARs.

(28)	Assumes the conversion of 13,500 shares of On Command Series A preferred stock into 1,350,000 shares of On Command common stock, which may be converted at any time at the right of the holder thereof.

(29)	Includes 2,268 shares of our Series A common stock held by Ms. Markowski’s husband, Thomas Markowski, as to which shares Ms. Markowski has disclaimed beneficial ownership.

(30)	Includes beneficial ownership of 477,545 shares of our Series A common stock which may be acquired within 60 days of March 31, 2003, pursuant to stock options.

(31)	Includes 3,623 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(32)	Includes 15,000 restricted shares of On Command common stock, none of which was vested at March 31, 2003.

(33)	Includes beneficial ownership of 72,408 shares of Liberty Satellite Series A common stock which may be acquired within 60 days after March 31, 2003, pursuant to stock options (6,000 of which were granted in tandem with SARs).

(34)	Includes 3,068 shares of our Series A common stock held by Mr. Tanabe’s wife, Arlene Bobrow, as to which shares Mr. Tanabe has disclaimed beneficial ownership.

(35)	Includes 69,861 restricted shares of our Series A common stock, none of which was vested at March 31, 2003.

(36)	Includes beneficial ownership of 935,347 shares of our Series A common stock which may be acquired within 60 days of March 31, 2003, pursuant to stock options.

(37)	Includes 4,862 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(38)	Includes 1,590,770 shares of our Series A common stock, 3,409,436 shares of our Series B common stock, 20 shares of Liberty Satellite Series A common stock and 11,730 shares of Liberty Satellite

Series B common stock held by relatives of certain directors and executive officers, as to which shares beneficial ownership by such directors and executive officers has been disclaimed.

(39)	Includes beneficial ownership of 6,610,643 shares of our Series A common stock and 13,378,496 shares of our Series B common stock which may be acquired within 60 days after March 31, 2003, pursuant to stock options. The options to purchase shares of our Series B common stock may be converted into options to purchase shares of our Series A common stock.

(40)	Includes 724,811 restricted shares of our Series A common stock, none of which was vested at March 31, 2003.

(41)	Includes 889,718 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(42)	Includes beneficial ownership of 150,373 shares of Liberty Satellite Series A common stock which may be acquired within 60 days after March 31, 2003, pursuant to stock options (30,014 of which were granted in tandem with SARs).

      Certain of our directors and named executive officers also hold interests in some of our privately-held subsidiaries.

      Liberty Jupiter, Inc. Mr. Bennett holds 180 shares of Class A common stock of Liberty Jupiter, one of our subsidiaries, representing a 4.5% common equity interest and less than a 1% voting interest in Liberty Jupiter based on 4,000 shares of Class A common stock outstanding, as of March 31, 2003. Liberty Jupiter owns a 7% interest in Jupiter Telecommunications Co., Ltd.

      Liberty Livewire Holdings, Inc. Ms. Markowski holds 397.44 shares of common stock of Liberty Livewire Holdings, one of our subsidiaries, representing a 3.9744% common equity interest and a 2.36% voting interest in Liberty Livewire Holdings, and Mr. Romrell holds 794.88 shares of common stock of Liberty Livewire Holdings, representing a 7.9488% common equity interest and a 4.72% voting interest in Liberty Livewire Holdings, in each case based on 10,000 shares of common stock outstanding, as of March 31, 2003. All of our directors and executive officers as a group own 1,192.32 shares of common stock of Liberty Livewire Holdings, representing a 11.9232% common equity interest and a 7.08% voting interest. Liberty Livewire Holdings owns an approximate 7.19% common equity interest and a 7.85% voting interest in Liberty Livewire, as of March 31, 2003.

      Satellite MGT, Inc. Mr. Flowers holds 100 shares of Class A common stock of Satellite MGT; Ms. Markowski holds 200 shares of Class A common stock of Satellite MGT; and Mr. Tanabe holds 150 shares of Class A common stock of Satellite MGT. In each of the foregoing cases, the shares held represent a less than 1% equity and voting interest based on 21,400 shares of common stock outstanding, as of March 31, 2003. All of our directors and executive officers as a group own 450 shares of Class A common stock of Satellite MGT, representing a 2.1% common equity interest and less than a 1% voting interest. Satellite MGT owns 100% of LMC/ LSAT Holdings, Inc., whose sole asset is approximately 17.4 million shares of Liberty Satellite Series B common stock.

      Liberty TP Management, Inc. Dr. Malone holds all of the outstanding common stock of TP Investment, Inc. TP Investment owns 10,602 shares of Class B preferred stock of Liberty TP Management, Inc., one of our subsidiaries, and a 5% membership interest, representing a 50% voting interest, in Liberty TP LLC. Liberty TP LLC holds 12,000 shares of Class B common stock of Liberty TP Management, which currently represents 20.6% of the common equity and 27.2% of the voting power of the outstanding voting stock of Liberty TP Management. We own the remaining equity interests in Liberty TP Management and the remaining membership interests in Liberty TP LLC. Liberty TP Management owns our investment in True Position and certain equity interests (including rights to acquire equity interests) in Sprint PCS Group, Liberty Satellite, IDT Investments, Inc. and priceline.com, Inc. The shares of Class B preferred stock of Liberty TP Management held by Dr. Malone have an aggregate liquidation value of $106.02 million, plus accrued but unpaid dividends, accrue dividends at the rate of 9% per annum, payable quarterly, and provide for mandatory redemption on April 30, 2021. The Class B preferred stock votes generally with the common stock and currently represents 12% of the voting power of the outstanding voting stock of Liberty TP Management.

Change of Control

      We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

PROPOSALS OF OUR BOARD

      The following proposals will be presented at the annual meeting by the board of directors.

PROPOSAL 1 — THE ELECTION OF DIRECTORS PROPOSAL

Board of Directors

      The board of directors currently consists of eight directors, divided among three classes. Our Class II directors, whose term will expire at the annual meeting, are Gary S. Howard and Donne F. Fisher. These directors are nominated for re-election to our board to continue to serve as Class II directors, and we have been informed that each of Messrs. Howard and Fisher are willing to continue to serve as directors of our company. The term of the Class II directors who are elected at the annual meeting will expire at the annual meeting of our shareholders in the year 2006. Our Class III directors, whose term will expire at the annual meeting of our shareholders in the year 2004, are John C. Malone, Robert R. Bennett and Paul A. Gould. Our Class I directors, whose term will expire at the annual meeting of our shareholders in the year 2005, are Jerome H. Kern, David E. Rapley and Larry E. Romrell.

      If any nominee should decline re-election or should become unable to serve as a director of our company for any reason, votes will be cast for a substitute nominee, if any, designated by the board of directors, or, if none is so designated prior to the election, votes will be cast according to the judgment of the person or persons voting the proxy.

      The following lists the two nominees for election as directors and the six directors of our company whose term of office will continue after the annual meeting, including the birth date of each person, the positions with our company or principal occupations of each person, certain other directorships held and the year each person became a director of our company. The number of shares of our common stock beneficially owned by each director, as of March 31, 2003, is set forth in this proxy statement under the caption “Security Ownership of Certain Beneficial Owners and Management.”

Nominees for Election as Directors

      Gary S. Howard: Born February 22, 1951. A director of our company since July 1998; Executive Vice President and Chief Operating Officer of our company since July 1998; Chief Executive Officer of Liberty Satellite & Technology, Inc. from December 1996 to April 2000; Executive Vice President of Tele-Communications, Inc. (TCI) from December 1997 to March 1999; Chief Executive Officer, Chairman of the Board and a director of TV Guide, Inc. from June 1997 to March 1999; President and Chief Executive Officer of TCI Ventures Group, LLC from December 1997 to March 1999; a director of Ascent Media Group, Inc., Liberty Satellite & Technology, UnitedGlobalCom, Inc., On Command Corporation and SpectraSite, Inc.; Chairman of the Board of Liberty Satellite and On Command.

      Donne F. Fisher: Born May 24, 1938. A director of our company since October 2001; President of Fisher Capital Partners, Ltd., a venture capital partnership, since December 1991; a director of General Communication, Inc. and Sorrento Networks Corporation.

Directors Whose Term Expires in 2004

      John C. Malone: Born March 7, 1941. Chairman of the Board and a director of our company since 1990; Chairman of the Board and a director of Liberty Satellite from December 1996 to August 2000; Chairman of the Board of TCI from November 1996 to March 1999; Chief Executive Officer of TCI from

January 1994 to March 1999; President of TCI from January 1994 to March 1997; a director of The Bank of New York, USA Interactive and UnitedGlobalCom.

      Robert R. Bennett: Born April 19, 1958. A director of our company since September 1994; President and Chief Executive Officer of our company since April 1997; Executive Vice President of TCI from April 1997 to March 1999; various executive positions since our company’s inception in 1990; a director of Ascent Media, Liberty Satellite, USA Interactive, UnitedGlobalCom and OpenTV Corp.

      Paul A. Gould: Born September 27, 1945. A director of our company since March 1999; Managing Director and Executive Vice President of Allen & Company Incorporated, an investment banking services company, for more than the last five years; a director of On Command and Ampco-Pittsburgh Corporation.

Directors Whose Term Expires in 2005

      Jerome H. Kern: Born June 1, 1937. A director of our company since March 1999; consultant with Kern Consulting LLC since July 2001; Chairman of the Board of On Command from April 2000 through May 2001; Chief Executive Officer of On Command from April 2000 through April 2001; Vice Chairman and a consultant of TCI from June 1998 to March 1999; Special Counsel with the law firm of Baker Botts L.L.P. from July 1996 to June 1998; a director of Playboy Enterprises, Inc.

      David E. Rapley: Born June 22, 1941. A director of our company since July 2002; Executive Vice President Engineering of VECO Corp. — Alaska from January 1998 to December 2001.

      Larry E. Romrell: Born December 30, 1939. A director of our company since March 1999; Executive Vice President of TCI from January 1994 to March 1999; Executive Vice President and Chief Executive Officer of TCI Business Alliance and Technology Co. from December 1997 to March 1999; Senior Vice President of TCI Ventures Group, LLC from December 1997 to March 1999; a director of Ascent Media and Arris Group, Inc.

Vote and Recommendation

      The affirmative vote of a plurality of the votes of the outstanding shares of our common stock present and voting at the annual meeting, in person or by proxy, is required to elect the two nominees as directors.

      The board of directors recommends a vote “FOR” the election of each nominee to the board of directors.

PROPOSAL 2 — THE ACCOUNTANTS RATIFICATION PROPOSAL

      We are asking our shareholders to ratify the selection of KPMG LLP as our independent public accountants for the fiscal year ending December 31, 2003.

      Even if the selection of KPMG LLP is ratified, our board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our board determines that such a change would be in the best interests of our company and our shareholders. In the event our shareholders fail to ratify the selection of KPMG LLP, the audit committee of the board of directors will consider it as a direction to select other auditors for the subsequent year.

      A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements, including our consolidated subsidiaries, for 2001 and 2002, and fees billed for other services rendered by KPMG LLP:

	2001	2002

Audit fees	$2,093,000	$2,206,000
Audit related fees(1)	4,019,000	3,008,000

Audit and audit related fees	6,112,000	5,214,000
Tax fees(2)	3,613,000	4,161,000

Total fees	$9,725,000	$9,375,000

(1)	Audit related fees consisted of professional consultations with respect to accounting issues affecting our financial statements, reviews of registration statements and issuance of consents, reviews of private placement offering documents, issuances of letters to underwriters, due diligence related to potential business combinations and audits of financial statements of certain employee benefits plans.

(2)	Tax fees consisted of tax compliance and consultations regarding the tax implications of certain transactions.

      The audit committee of our board of directors has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and does not believe that the provision of such other services is incompatible with KPMG LLP maintaining its independence.

Vote and Recommendation

      The affirmative vote of a majority of the voting power of outstanding shares of our common stock present at the annual meeting, in person or by proxy, voting together as a single class, is required to ratify the selection of KPMG LLP as our independent public accountants for the fiscal year ended December 31, 2003.

      The board of directors recommends a vote “FOR” the ratification of our selection of KPMG LLP as our independent public accountants for the fiscal year ended December 31, 2003.

CONCERNING MANAGEMENT

Executive Officers

      The following lists the executive officers of our company, other than executive officers who also serve as our directors and who are listed under “Proposal 1 — The Election of Directors Proposal,” their birth dates, a description of their business experience and positions held with our company as of December 31, 2002.

Name	Position

David J.A. Flowers Born May 17, 1954	Senior Vice President since October 2000; Treasurer since April 1997; Vice President from June 1995 to October 2000.

Elizabeth M. Markowski Born October 26, 1948	Senior Vice President since November 2000; a partner in the law firm of Baker Botts L.L.P for more than five years prior to November 2000.

Albert E. Rosenthaler Born August 29, 1959	Senior Vice President since April 2002; a partner in the tax practice of the accounting firm of Arthur Andersen LLP for more than five years prior to April 2002.

Christopher W. Shean Born July 16, 1965	Senior Vice President since January 2002; Controller since October 2000; Vice President from October 2000 to January 2002; served in the assurance practice of the accounting firm of KPMG LLP for more than five years prior to October 2000, most recently as a partner.
Charles Y. Tanabe Born November 27, 1951	Secretary since April 2001; Senior Vice President and General Counsel since January 1999; a member of the law firm of Sherman & Howard L.L.C. for more than five years prior to January 1999.

      There are no family relations among the above named individuals, by blood, marriage or adoption.

      During the past five years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

Section 16(a)	Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

      Based solely on a review of the copies of these Forms 3, 4 and 5 and amendments to those forms furnished to us with respect to our most recent fiscal year, or written representations that no Forms 5 were required, we believe that, during the year ended December 31, 2002, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were complied with, except that one report covering two transactions was filed late by Mr. Paul A. Gould, one of our directors; and one report covering one transaction was filed late by Mr. Gary Magness, a greater than ten-percent beneficial owner.

Committees of the Board of Directors

Executive Committee

      Our board of directors has established an executive committee, whose members are Robert R. Bennett, Paul A. Gould and John C. Malone. Except as specifically prohibited by the Delaware General Corporation Law, the executive committee may exercise all the powers and authority of our board in the management of our business and affairs, including the power and authority to authorize the issuance of shares of our capital stock.

Compensation Committee

      Our board of directors has established a compensation committee, whose members are Donne F. Fisher, Paul A. Gould, John C. Malone and Larry E. Romrell. The compensation committee reviews and makes recommendations to our board regarding all forms of compensation provided to our executive officers and our directors. In addition, the compensation committee reviews and makes recommendations on bonus and stock compensation arrangements for all of our employees.

Incentive Plan Committee

      Our board of directors has established an incentive plan committee, which is a subcommittee of the compensation committee. The members of the incentive plan committee are Donne F. Fisher and Paul A. Gould. The incentive plan committee has sole responsibility for the administration of our incentive plan.

Audit Committee

      Our board of directors has established an audit committee, whose members are Donne F. Fisher, Paul A. Gould and David E. Rapley. Each member of our audit committee is “independent,” for purposes of the listing standards of the New York Stock Exchange, as such standards exist on the date of this proxy statement. The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The committee’s functions include:

•	appointing or replacing our independent auditors;

•	reviewing and approving in advance the scope and the fees of our annual audit and reviewing the results of our audits with our independent auditors;

•	reviewing and approving in advance the scope and the fees of non-audit services of our independent auditors;

•	reviewing compliance with and the adequacy of our existing major accounting and financial reporting policies;

•	reviewing our management’s procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

•	reviewing compliance with applicable Securities and Exchange Commission and stock exchange rules regarding audit committees; and

•	preparing a report for our annual proxy statement.

      Audit Committee Report. The audit committee has reviewed and discussed our audited consolidated financial statements with management. The audit committee has also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (SAS 61 — Communication with Audit Committees), as amended, relating to the auditors’ judgment about the quality of our accounting principles, judgments and estimates, as applied in our financial reporting.

      The audit committee has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants’ independence from our company and our subsidiaries, and has discussed with our independent public accountants their independence.

      Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 25, 2003, as amended by Amendment No. 1 on Form 10-K/A, filed on April 9, 2003, for filing with the SEC.

      The audit committee has considered the various new and proposed rules and requirements under the Sarbanes-Oxley Act. In 2002, the audit committee met with management, KPMG LLP and the internal auditors, separately and as a group, to discuss required and proposed changes to the audit committee’s and

Liberty’s policies and procedures needed to comply with Sarbanes-Oxley. As part of that process, the audit committee is reviewing its charter, evaluating formal preapproval policies for audit and non-audit services and undertaking related activities. The audit committee expects that its and Liberty’s policies and procedures will continue to be revised as additional requirements under Sarbanes-Oxley become final.

Submitted by the Members of the Audit Committee:

Donne F. Fisher
Paul A. Gould
David E. Rapley

Other

      The board, by resolution, may from time to time establish certain other committees of the board, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of the board, subject to applicable law.

Board Meetings

      During 2002, there were six meetings of our full board of directors, six meetings of our executive committee, one meeting of our compensation committee, two meetings of our incentive plan committee and six meetings of our audit committee. Kim Magness served on our board of directors during the last calendar quarter of 2002 but was not present for the one meeting of our full board of directors held during that time.

Executive Compensation

      The following tables set forth information relating to compensation, including grants of stock options in respect of our common stock, for the three years ended December 31, 2002, for:

•	our Chief Executive Officer; and

•	our four other most highly compensated executive officers for the year ended December 31, 2002.

These executive officers are collectively referred to as our “named executive officers”.

Summary Compensation Table Annual Compensation

Annual Compensation

						Long-Term
						Compensation
						Securities	All Other
Name and Principal				Other Annual		Underlying	Compensation
Position with Liberty	Year	Salary ($)		Compensation		Options/SARs(8)	($)

Robert R. Bennett	2002	$1,000,000		$251,432	(2)	—	$20,000	(6)
President and Chief	2001	$1,000,000		$188,865	(2)	16,264,000 (5)	$30,497	(6)(7)
Executive Officer	2000	$1,000,000		$128,321	(2)	—	$47,013	(6)(7)

Gary S. Howard	2002	$787,500		$—		—	$20,000	(6)
Executive Vice President	2001	$787,500		$—		8,535,000 (5)	$17,500	(6)
and Chief Operating Officer	2000	$786,058		$—		—	$15,000	(6)

David J.A. Flowers	2002	$425,000		$—		—	$20,000	(6)
Senior Vice President	2001	$375,000		$—		1,440,000 (5)	$17,500	(6)
and Treasurer	2000	$323,077		$—		—	$15,000	(6)

Elizabeth M. Markowski	2002	$615,000		$—		—	$20,000	(6)
Senior Vice President	2001	$600,000		$72,391	(3)	200,000	$17,500	(6)
	2000	$87,714	(1)	$62,625	(4)	1,000,000	$—

Charles Y. Tanabe	2002	$615,000		$—		—	$20,000	(6)
Senior Vice President,	2001	$600,000		$—		1,920,000 (6)	$17,500	(6)
Secretary and General Counsel	2000	$524,039		$—		—	$15,000	(6)

(1)	Ms. Markowski’s employment with our company commenced on November 1, 2000. Accordingly, the 2000 compensation included in the table represents two months of employment.

(2)	Includes $245,763, $179,626 and $128,321 of compensation related to Mr. Bennett’s personal use of our aircraft and flight crew during 2002, 2001 and 2000, respectively, which compensation has been calculated based upon the aggregate incremental cost of such usage to our company. In accordance with applicable Treasury Regulations, we included in Mr. Bennett’s reportable income for 2002, 2001 and 2000 $66,544, $52,000 and $36,960, respectively, of compensation related to his personal use of our aircraft and flight crew.

(3)	Includes $72,173 of compensation related to reimbursement of Ms. Markowski’s relocation expenses.

(4)	Amount represents the fair market value on the date of grant of a .6263% common stock interest granted to Ms. Markowski in Liberty LWR, Inc., one of our subsidiaries that owned a direct interest in Ascent Media. Such grant was made in November 2000.

(5)	Effective February 28, 2001 (the Effective Date), we restructured the options and options with tandem stock appreciation rights (SARs) to purchase AT&T Corp.’s Liberty Media Group common stock (collectively the Restructured Options) held by certain of our executive officers. Pursuant to such restructuring, all Restructured Options became exercisable on the Effective Date, and each executive officer was given the choice to exercise all of his Restructured Options. Each executive officer who opted to exercise his Restructured Options received consideration equal to the excess of the closing price of the subject securities on the Effective Date over the exercise price. The exercising officers received (i) a combination of cash and AT&T Liberty Media Group common stock for Restructured Options that were vested prior to the Effective Date and (ii) cash for Restructured Options that were previously unvested. The executive officers used the cash proceeds from the previously unvested options to purchase restricted shares of AT&T Liberty Media Group common stock which were converted into shares of our common stock upon our split off from AT&T. Such restricted shares are subject to forfeiture upon termination of employment. The forfeiture obligation will lapse according to a schedule that corresponds to the vesting schedule applicable to the previously unvested options.

In addition, each executive officer was granted free-standing SARs equal to the total number of Restructured Options exercised. The free-standing SARs were tied to the value of AT&T Liberty Media Group common stock and will vest as to 30% in year one and 17.5% in years two through five. Upon the completion of our split off from AT&T, the free-standing SARs automatically converted to options to purchase our Series A common stock or, in the case of Mr. Bennett, our Series B common stock.

(6)	Amounts represent contributions to the Liberty Media 401(k) Savings Plan (the Liberty Savings Plan). The Liberty Savings Plan provides employees with an opportunity to save for retirement. The Liberty Savings Plan participants may contribute up to 10% of their compensation, and we contribute a matching contribution of 100% of the participants’ contributions. Participant contributions to the Liberty Savings Plan are fully vested upon contribution. Generally, participants acquire a vested right in our contributions as follows:

Years of Service	Vesting Percentage

Less than 1	0%
1-2	33%
2-3	66%
3 or more	100%

With respect to our contributions to the Liberty Savings Plan in 2002, 2001 and 2000, Messrs. Bennett, Howard, Flowers and Tanabe are fully vested. Directors who are not our employees are ineligible to participate in the Liberty Savings Plan. Under the terms of the Liberty Savings Plan, employees are eligible to participate after three months of service.

(7)	Includes $12,997 and $32,013 which consists of the amounts of premiums we paid in fiscal 2001 and 2000, respectively, pursuant to split dollar, whole life insurance policies for the insured executive officer. Mr. Bennett paid his annual premium due in September 2002.

(8)	The numbers of shares do not reflect adjustments for our rights offering which concluded in December 2002.

Compensation Policies

      In late March 2003, the compensation committee of our board of directors adopted the following compensation policies:

      Personal Aircraft Usage. During calendar years 2003 through 2008, Messrs. Bennett and Howard are entitled to compensation related to their respective personal use of our aircraft and flight crew averaging $250,000 per year and $50,000 per year, respectively. The value of this usage will be calculated based upon the aggregate incremental cost of such usage to our company.

      Split-Dollar Life Insurance. From January 1992 through December 2001, we paid the premiums due on two $1,250,000 split-dollar, whole life insurance policies for the benefit of Mr. Bennett, and Mr. Bennett granted an assignment of policy benefits in our favor in the amounts of the premiums we paid. At the date of this proxy statement, one of these policies is fully funded and one is not. The compensation committee of our board of directors has determined to terminate the assignment in our favor of, and all our obligations under, these policies. In connection with this termination, Mr. Bennett will not be required to repay any premiums we paid on these policies. We will treat the termination of assignment of policy benefits in our favor as a compensatory bonus to Mr. Bennett in an amount equal to the aggregate cash surrender value of the policies ($397,835), and we will pay Mr. Bennett an amount equal to the remaining premium payments necessary to fully fund the unfunded policy ($48,777), together with an additional $350,909 “gross-up” to account for taxes due on the total bonus. In addition, we will reimburse Mr. Bennett for the September 2002 premium payment he made on the unfunded policy in an amount equal to $16,259.

Option and SAR Grants in Last Fiscal Year

      No options were granted to our named executive officers during the year ended December 31, 2002.

     Aggregated Option/ SAR Exercises and Fiscal Year-End Option/ SAR Values

      The following table sets forth information concerning (i) exercises of stock options and SARs by the named executive officers during the year ended December 31, 2002 and (ii) the value of unexercised options and SARs as of December 31, 2002 (numbers of securities and dollar amounts in thousands).

Aggregated Option/ SAR Exercises in the Last Fiscal Year and

Fiscal Year-End Option/ SAR Values

				Value of
			Number of Securities	Unexercised
			Underlying	In-the-Money
			Unexercised	Options/SARs at
	Shares		Options/SARs at	December 31, 2002
	Acquired	Value	December 31, 2002	Exercisable/
	on Exercise	Realized	(#) Exercisable/	Unexercisable
Name	(#)	($)	Unexercisable	($)

Robert R. Bennett
Series A
Exercisable	—	$—	26	$—
Unexercisable	—	$—	—	$—
Series B
Exercisable	—	$—	5,004	$—
Unexercisable	—	$—	11,676	$—
Gary S. Howard
Series A
Exercisable	—	$—	2,641	$—
Unexercisable	—	$—	6,138	$—
David J.A. Flowers
Series A
Exercisable	—	$—	443	$—
Unexercisable	—	$—	1,034	$—
Elizabeth M. Markowski
Series A
Exercisable	—	$—	410	$—
Unexercisable	—	$—	885	$—
Charles Y. Tanabe
Series A
Exercisable	—	$—	591	$—
Unexercisable	—	$—	1,378	$—

Report on Repricing of Options/ SARs

10-Year Option/SAR Repricings

Length of
		Number of				Original
		Securities	Market Price			Option Term
		Underlying	of Stock at	Exercise Price		Remaining
		Options/SARs	Time of	at Time of	New	at Date of
		Repriced or	Repricing or	Repricing or	Exercise	Repricing or
Name	Date	Amended	Amendment	Amendment	Price	Amendment

Elizabeth M. Markowski	January 15, 2002	1,000,000	$13.98	$20.62	$14.70	8.5 years
Christopher W. Shean	February 15, 2002	275,000	$12.70	$17.00	$14.70	8.5 years

      As of the respective dates listed in the table above, the incentive plan committee determined that the repricing of Ms. Markowski’s and Mr. Shean’s stock options was appropriate based upon the decline in the market price of our Series A common stock since the original date of grant of these options. In the view of the incentive plan committee, this decline impaired the effectiveness of the existing options as a means of attracting and retaining qualified executive officers and providing incentives to them. Additionally, the exercise price of these options prior to their repricing was significantly higher than the exercise prices of stock options held by similarly situated executive officers of our company. The new exercise prices of Ms. Markowski’s and Mr. Shean’s options are equal to those of their peers. No change was made to the vesting schedules of these options.

Submitted by the Members of the Incentive Plan Committee:

Donne F. Fisher
Paul A. Gould

Compensation of Directors

      Beginning in the third quarter of 2002, each of our directors who is not an employee of our company is paid an annual fee of $50,000 and is permitted to participate in our company’s health benefits plans. In addition, each member of the audit committee of our board of directors is paid an additional annual fee of $10,000. All fees are payable quarterly in arrears in cash or, at the election of the director, in shares of our common stock. In addition, we reimburse members of our board for travel expenses incurred to attend any meetings of our board or any committee thereof.

Employment Contracts, Termination of Employment and Change in Control Arrangements

      We have no employment contracts, termination of employment agreements or change of control agreements with any of our named executive officers. In connection with the merger of TCI and AT&T in 1999, an employment agreement between Dr. Malone and TCI was assigned to us. The term of Dr. Malone’s employment agreement is extended daily so that the remainder of the employment term is five years. The employment agreement was amended in June 1999 to provide for, among other things, an annual salary of $2,600, subject to increase upon approval of our board. The employment agreement provides for payment or reimbursement of professional fees and expenses incurred by Dr. Malone for estate and tax planning services. Additionally, the employment agreement provides for personal use of our aircraft and flight crew, limited to an aggregate value of $200,000 per year (such value to be determined in accordance with Treasury Regulation Section 1.62-21(g), or any successor regulation thereto).

      Dr. Malone’s employment agreement provides, among other things, for deferral of a portion (not in excess of 40%) of the monthly compensation payable to him for all employment years commencing on or after

January 1, 1993. The deferred amounts will be payable in monthly installments over a 20-year period commencing on the termination of Dr. Malone’s employment, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the date of payment.

      Dr. Malone’s employment agreement also provides that, upon termination of his employment by us (other than for cause, as defined in the agreement) or if Dr. Malone elects to terminate the agreement because of a change in control of our company, all remaining compensation due under the agreement for the balance of the employment term shall be immediately due and payable.

      Dr. Malone’s agreement provides that, during his employment with us and for a period of two years following the effective date of his termination of employment with us, unless termination results from a change in control of our company, he will not be connected with any entity in any manner specified in the agreement, which competes in a material respect with our business. The agreement provides, however, that Dr. Malone may own securities of any corporation listed on a national securities exchange or quoted in The Nasdaq Stock Market to the extent of an aggregate of 5% of the amount of such securities outstanding.

      For a period of 12 months following a change in control, as defined in Dr. Malone’s employment agreement, our ability to terminate Dr. Malone’s employment for cause will be limited to situations in which Dr. Malone has entered a plea of guilty to, or has been convicted of, the commission of a felony offense. Dr. Malone’s agreement also provides that in the event of termination of his employment with us, he will be entitled to receive 240 consecutive monthly payments of $15,000 (increased at the rate of 12% per annum compounded annually from January 1, 1988 to the date payment commences), the first of which will be payable on the first day of the month succeeding the termination of Dr. Malone’s employment. In the event of Dr. Malone’s death, his beneficiaries will be entitled to receive the foregoing monthly payments.

      Dr. Malone deferred a portion of his monthly compensation under his previous employment agreement for all employment years ending on or prior to December 31, 1992. We assumed the obligation to pay that deferred compensation in connection with the merger of AT&T and TCI. The compensation that he deferred (together with interest on that compensation at the rate of 13% per annum compounded annually from the date of deferral to the date of payment) will continue to be payable under the terms of the previous agreement. The rate at which interest accrues on the previously deferred compensation was established in 1983 pursuant to the previous agreement.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      The members of our compensation committee are Donne F. Fisher, Paul A. Gould, John C. Malone and Larry E. Romrell. The members of our incentive plan committee, which is a subcommittee of our compensation committee, are Paul A Gould and Donne F. Fisher. Dr. Malone serves as the Chairman of the board of directors of our company. Prior to calendar year 2001, Dr. Malone served as the Chairman of the Board of our subsidiary, Liberty Satellite. Except for Dr. Malone, no member of our compensation committee or our incentive plan committee is or was an officer of our company or any of our subsidiaries.

      Liberty TP Management Transaction. During the third quarter of 2002, we transferred an indirect 1% beneficial ownership interest in 55.5 million shares of Sprint PCS stock and related collar agreements to Liberty TP Management, Inc. in exchange for an $8.9 million note payable, which accrues interest at 5%. In January 2003, Liberty TP Management issued 9,918.4503 shares of its Series A nonvoting preferred stock to us in exchange for an outstanding intercompany account balance of $99,184,503. We also acquired an additional 823.5897 shares of Series A nonvoting preferred stock at various times in the remainder of the first quarter and the beginning of the second quarter of 2003 in exchange for cash in the aggregate amount of $8,235,897. Each share of Series A nonvoting preferred stock has an aggregate liquidation value of $10,000, plus accrued but unpaid dividends, accrues dividends at the rate of 11% per annum, payable quarterly, and provides for mandatory redemption on April 30, 2021. As described under “Security Ownership of Certain Beneficial Owners and Management — Security Ownership of Management” above, our Chairman, Dr. Malone, holds all of the outstanding common stock of TP Investment, Inc., which in turn owns all of the Class B preferred stock of Liberty TP Management and a 5% membership interest, representing a 50% voting interest, in Liberty TP LLC. Liberty TP LLC holds 20.6% of the common equity and 27.2% of the voting power of Liberty TP Management. We own the remaining equity interests in Liberty TP Management and the remaining membership interests in Liberty TP LLC.

Report of the Compensation Committee on Executive Compensation

      Most decisions regarding compensation of our executive officers during the year ended December 31, 2002, were made by the compensation committee of the board of directors. All decisions of the compensation committee regarding the compensation of our executive officers were reviewed by the board of directors, except for decisions regarding grants under our incentive plan which decisions were made solely by the incentive plan committee, a subcommittee of the compensation committee.

      For the year ended December 31, 2002, the compensation committee furnished the following report on its policies with respect to the compensation of our executive officers.

General Executive Compensation Policy

      Our executive compensation policy is designed to attract qualified individuals who have the potential as executive officers to contribute to our long-term growth and success, to motivate our executive officers to maximize their contribution to our company and to retain our executive officers in our employ. Accordingly, our executive compensation policy is designed to offer our executive officers competitive compensation opportunities that are tied to their contribution to our growth and success and their personal performance. Each executive officer’s compensation package is comprised primarily of two elements:

•	base salary, which reflects individual performance and is designed primarily to be competitive with compensation levels in our industry; and

•	stock-based incentives, which help to align the interests of our executive officers with those of our existing shareholders.

Implementation of Executive Compensation Policy

      The following describes the manner in which our executive compensation policy was implemented generally with respect to the year ended December 31, 2002. Also summarized below are several of the more important factors which were considered in establishing the components of our executive officers’ compensation packages for the year ended December 31, 2002. Additional factors were also taken into account, and the compensation committee may, in its discretion, apply entirely different factors, particularly different measures of performance, in setting executive compensation for future fiscal years, but it is expected that all compensation decisions will be designed to further our executive compensation policy set forth above.

      Base Salary. Our Chief Executive Officer recommended to the compensation committee new base salary levels for our executive officers. In formulating these recommendations, our Chief Executive Officer considered industry, peer group and national surveys of compensation, as well as the past and expected future contributions of the individual executive officers. The compensation committee then reviewed the recommendations in light of its assessment of each officer’s past performance and its expectation as to future contributions, as well as the survey data, and arrived at new base salary levels for each of our named executive officers, including our Chief Executive Officer.

      Stock-Based Incentives. In determining awards of stock options and stock appreciation rights, the compensation committee considered the same factors which it generally considers in determining the salaries of our executive officers. These awards are also designed to further our executive compensation policy.

      In addition, we match contributions made to the Liberty Media 401(k) Savings Plan by our executive officers.

CEO Compensation

      In setting the compensation payable to Mr. Bennett, the compensation committee sought to be competitive with other companies in the industry, while at the same time tying his compensation to our performance. Mr. Bennett’s base salary for the year ended December 31, 2002, was established based upon the compensation committee’s evaluation of our performance and Mr. Bennett’s personal performance, as well as the committee’s objective of having Mr. Bennett’s base salary remain competitive with salaries being paid to similarly situated chief executive officers. Accordingly, his 2002 base salary was set by the compensation committee at $1,000,000. The remaining components of Mr. Bennett’s compensation for the year ended December 31, 2002, consisted of matching contributions to the Liberty Media 401(k) Savings Plan. This compensation package reflected the compensation committee’s assessment of his favorable performance, as well as our corporate performance during the year ended December 31, 2002.

Submitted by the Members of the Compensation Committee:

John C. Malone
Donne F. Fisher
Paul A. Gould
Larry E. Romrell

Stock Performance Graphs

      The following graphs compare the yearly percentage change in the cumulative total shareholder return on our Series A common stock (and its predecessor securities), our Series B common stock (and its predecessor securities), the S&P 500 Media Index, which reflects the performance of companies in our peer group, and the S&P 500 Index.

      The cumulative total shareholder return on our Series A common stock is based on the following chronological history of our Series A common stock (and its predecessor securities), beginning December 31, 1997. From December 31, 1997 through March 8, 1999, TCI’s Liberty Media Group Series A common stock, par value $1.00 per share, was traded on the Nasdaq National Market under the symbol “LBTYA”. On March 9, 1999, in the merger of TCI and AT&T, each share of TCI’s Liberty Media Group Series A common stock was exchanged for one share of AT&T’s Class A Liberty Media Group common stock, par value $1.00 per share. From March 9, 1999 through August 9, 2001, AT&T’s Class A Liberty Media Group common stock traded on the New York Stock Exchange under the symbol “LMG.A”. On August 10, 2001, in our split off from AT&T, each share of AT&T’s Class A Liberty Media Group common stock was redeemed for one share of our Series A common stock. From August 10, 2001 through December 31, 2001, our Series A common stock traded on the New York Stock Exchange under the symbol “LMC.A”. Beginning January 2, 2002, our Series A common stock began trading on the New York Stock Exchange under the symbol “L”. The line on the graph representing our Series A common stock reflects the cumulative total shareholder returns, as adjusted, for each of the foregoing component securities.

      The cumulative total shareholder return on our Series B common stock is based on the following chronological history of our Series B common stock (and its predecessor securities), beginning December 31, 1997. From December 31, 1997 through March 8, 1999, TCI’s Liberty Media Group Series B common stock, par value $1.00 per share, was traded on the Nasdaq National Market under the symbol “LBTYB”. On March 9, 1999, in the merger of TCI and AT&T, each share of TCI’s Liberty Media Group Series B common stock was exchanged for one share of AT&T’s Class B Liberty Media Group common stock, par value $1.00 per share. From March 9, 1999 through August 9, 2001, AT&T’s Class B Liberty Media Group common stock traded on the New York Stock Exchange under the symbol “LMG.B”. On August 10, 2001, in our split off from AT&T, each share of AT&T’s Class B Liberty Media Group common stock was redeemed for one share of our Series B common stock. From August 10, 2001 through the date of this proxy, our Series B common stock has traded on the New York Stock Exchange under the symbol “LMC.B”. The line on the graph representing our Series B common stock reflects the cumulative total shareholder returns, as adjusted, for each of the foregoing component securities.

      The comparisons assume $100 was invested at December 31, 1997 and have been adjusted to reflect stock splits.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Liberty Series A	100.00	190.60	470.17	224.48	231.72	147.97
Liberty Series B	100.00	190.00	550.00	300.00	243.20	147.20
S&P Media Index	100.00	135.77	185.81	147.18	130.87	89.63
S&P 500 Index	100.00	126.67	151.40	136.05	118.31	90.66

SHAREHOLDER PROPOSALS

      This proxy statement relates to our annual meeting of shareholders for the calendar year 2003, which will take place on June 18, 2003. We currently expect that our annual meeting of shareholders for the calendar year 2004 will be held during the second quarter of 2004. In order to be eligible for inclusion in our proxy materials for the 2004 annual meeting, any shareholder proposal must be submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on December 26, 2003 or such other date as we may determine and announce in connection with the actual scheduling of the annual meeting. To be considered for presentation at the 2004 annual meeting, although not included in our proxy statement, any shareholder proposal must be received at our executive offices at the foregoing address on or before the close of business on February 18, 2004 or such other date as we may determine and announce in connection with the actual scheduling of the annual meeting.

      All shareholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 and, as with any shareholder proposal (regardless of whether it is included in our proxy materials), our restated certificate of incorporation, our bylaws and Delaware law.

ADDITIONAL INFORMATION

      We file annual, quarterly and special reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC or over the Internet at the SEC’s website at www.sec.gov. Additional information can also be found on our website at www.libertymedia.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.)

      Upon request, we will provide to you, at no charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2002, as amended by Amendment No. 1 on Form 10-K/A, including the financial statements and the financial statement schedules included therein. We will also provide to you a copy of any exhibits listed in the Annual Report upon your request and payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). All requests should be delivered telephonically or in writing to Investor Relations, Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Tel. No. (877) 772-1518.

* * *

      This proxy statement is being provided at the direction of the board of directors.

Charles Y. Tanabe
Senior Vice President,
General Counsel and Secretary

Englewood, Colorado

April 25, 2003

LIBERTY MEDIA CORPORATION

Annual Meeting of Shareholders

June 18, 2003
9:00 a.m. (local time)
Inverness Hotel
200 Inverness Drive West
Englewood, Colorado 80112

ADMISSION TICKET

Liberty Media Corporation’s Annual Shareholders’ Meeting will be held at 9:00 A.M. local time on June 18, 2003 at the Inverness Hotel. If you plan to attend the Annual Shareholders’ Meeting, please tear off and keep the upper portion of this form as your ticket for admission to the meeting. This ticket, along with a form of personal identification, admits the named Shareholder(s) and one guest.

Your vote is important. Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you vote your shares as soon as possible using one of three convenient methods: over the phone, over the Internet or by signing and returning your proxy card in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

DETACH HERE	ZLMC52

PROXY

LIBERTY MEDIA CORPORATION
SERIES A AND SERIES B COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints Robert R. Bennett and Charles Y. Tanabe and each of them, with power to act without the other and with the right of substitution in each, the proxies of the undersigned to vote all shares of Series A and Series B Common Stock of Liberty Media Corporation, held by the undersigned at the annual meeting of shareholders to be held on June 18, 2003, and at any adjournments thereof, with all the powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.

     IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES AND IN ACCORD WITH THE DIRECTORS’ RECOMMENDATIONS ON THE OTHER SUBJECT LISTED ON THE OTHER SIDE OF THE PROXY CARD. IN THE EVENT THAT ANY OTHER MATTER MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT THEREOF, THE PERSONS SET FORTH ABOVE ARE AUTHORIZED, AT THEIR DISCRETION, TO VOTE THE MATTER.

THIS CARD ALSO PROVIDES VOTING INSTRUCTIONS FOR SHARES HELD IN VARIOUS EMPLOYEE STOCK PURCHASE AND SAVINGS PLANS AS DESCRIBED IN THE JOINT PROXY STATEMENT.

PLEASE SIGN ON THE OTHER SIDE AND RETURN PROMPTLY TO LIBERTY MEDIA CORPORATION, C/O EQUISERVE, P.O. BOX 8078, EDISON, NJ, 08818-8687. IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET, OR SIGN AND RETURN A PROXY CARD, OR ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

LIBERTY MEDIA CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

	Vote-by-Internet			Vote-by-Telephone

1.	Log on to the Internet and go to http://www.eproxyvote.com/l	OR	1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZLMC51

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1.	Election of Directors. Nominees: (01) Gary S. Howard, (02) Donne F. Fisher

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

FOR ALL NOMINEES EXCEPT	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.

		FOR	AGAINST	ABSTAIN
2.	Ratification of KPMG LLP as our independent public accountants for the fiscal year ended December 31, 2003.	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐
I/WE PLAN TO ATTEND THE ANNUAL MEETING	☐

Please sign this proxy as name(s) appears at left and return it promptly whether or not you plan to attend the annual meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the annual meeting and decide to vote by ballot, such vote will supersede this proxy.

Signature:	Date:	Signature:	Date: